EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the ordinary shares of China Cord Blood Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 8th day of February, 2018.

Blue Ocean Structure Investment Co Ltd

By:	/s/ Ping Xu
Name:	Ping Xu
Title:	Director

Nanjing Ying Peng Hui Kang Medical Industry Investment Partnership (Limited Partnership)

By:	/s/ Ping Xu
Name:	Ping Xu
Title:	Authorized Signatory

Nanjing Ying Peng Asset Management Co., Ltd.

By:	/s/ Jinzhe Huang
Name:	Jinzhe Huang
Title:	Director

YAFEI YUAN

By:	/s/ Yafei Yuan